Exhibit 23.3

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988

October 31, 2011

Boards of Directors
Cheviot Mutual Holding Company
Cheviot Financial Corp.
Cheviot Savings Bank
3723 Glenmore Avenue
Cheviot, Ohio  45211

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Cheviot Mutual Holding Company, and in the Form S-1 Registration Statement for Cheviot Financial Corp., in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Cheviot Financial Corp.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza Telephone:  (703) 528-1700
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www.rpfinancial.com E-Mail:  mail@rpfinancial.com